UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2006

Commission File Number: 333 - 118398

SOUND REVOLUTION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(state or other jurisdiction of incorporation or organization)

1511 West 40th Avenue, Vancouver, British Columbia, Canada V6M 1V7
(Address of principal executive offices)

(604) 780-3914
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Agreement with Big Brothers / Big Sisters

On October 20, 2006, Sound Revolution Inc. (“Sound Revolution”) through its wholly owned subsidiary, Charity Tunes Inc, entered into an Agency and Promotion Agreement (the “Agreement”) with “Big Brothers / Big Sisters” to raise money and awareness of Big Brothers / Big Sisters’ cause through the participation in promotional programs with Charity Tunes.

The initial term of the Agreement is for one year. Thereafter, the term shall extend from year to year unless one party gives the other party notice of termination no later than 30 days prior to the end of the term.

The Agreement contains a clause that the parties shall work together on at least 3 major promotional campaigns a year designed to increase visits and sales at the Charity Tunes website (www.charitytunes.com) and to raise money and awareness for Big Brothers / Big Sisters.

Charity Tunes will collect an amount equal to a minimum of 10% of the purchase price of a song or other digital content or products sold on its website for which purchasers select Big Brothers / Big Sisters as the recipient of the donation. Donations collected will be forwarded to Big Brothers / Big Sisters every calendar quarter if donations owed by Charity Tunes are at least $100. In the event that not more than $100 is owed, the amount will carry over until the next calendar quarter until the amount of donations collected exceeds $100. In any event, Charity Tunes will pay Big Brothers / Big Sisters any amounts collected for them at least yearly.

Agreement with Dominion Entertainment, Inc.

On October 19, 2006 Sound Revolution Inc. (“Sound Revolution”) entered into a Digital Rights License (“the Agreement”) with Dominion Entertainment, Inc. (Dominion”) to license to Sound Revolution certain songs which are owned and controlled by Dominion. Dominion is the parent company of K-Tel International Inc. (“K-Tel”) which markets and sells pre-recorded music and video products to wholesalers, retailers and mass merchandisers. The Agreement will mean that Sound Revolution has access to approximately 400 albums in K-Tel’s audio library.

The term of the Agreement is for two years, during which Sound Revolution is obliged to pay Dominion $0.65 per single track and $6.00 per album as a wholesale price for songs sold by Sound Revolution.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits - NONE

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2006	SOUND REVOLUTION INC.
(Registrant)

By: /s/ Penny Green
Penny Green, Director, Chair of the Board,
President, Chief Executive Officer,
Chief Financial Officer, Principal Accounting
Officer